Morgan Stanley Bank, N.A.
1585 Broadway, 4th Floor
New York, NY 10036

[   ], 202_

Vincent K. McMahon
[   ]

Re:	Confirmation: Variable Prepaid Share Forward Transaction
The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Vincent K. McMahon, an individual residing in the state of Connecticut (“Counterparty”) and Morgan Stanley Bank, N.A. (“Morgan Stanley”).

This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Morgan Stanley and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. For the avoidance of doubt, the Transaction, and any other transactions that expressly reference this Confirmation, shall be the only transactions under the Agreement.  The parties acknowledge and agree that they expect to enter into additional transactions similar to this Transaction in the future, subject to agreement on the terms thereof.

This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).

In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents that follow such document in such list: this Confirmation, the Equity Definitions, the Agreement, and any account agreements between Morgan Stanley and Counterparty.  These terms and conditions supersede any and all prior written or oral agreements in relation to this Confirmation and the Transaction.

The Transaction shall consist of a number of Components as set forth below. For purposes of the Equity Definitions only, each Component shall be treated as a Share Forward Transaction and, notwithstanding anything to the contrary, you and we acknowledge and agree that it is intended that the Components of the Transaction as set forth below shall constitute a single, indivisible Transaction.

1.          ECONOMIC TERMS:  the terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[ ]

Seller:	Counterparty

Buyer:	Morgan Stanley

Components:	The Transaction will be divided into [ ] individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Shares and Scheduled

Valuation Date set forth in Annex A. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Shares:	The Class A common stock, par value USD 0.01 per share, of Issuer (Exchange Symbol: “WWE”).

Issuer:	World Wrestling Entertainment, Inc.

Initial Share Price:	USD [ ]

Number of Shares:	For each Component, as set forth in Annex A.

Aggregate Number of Shares:	[ ] Shares

Prepayment:	Applicable

Variable Obligation:	Applicable

Prepayment Amount:	USD [ ]

Prepayment Date:	The second Currency Business Day following the Trade Date.

Condition to Payment:
It shall be a condition precedent to Morgan Stanley’s obligation to pay the Prepayment Amount hereunder on the Prepayment Date that Counterparty shall have performed its obligations under paragraphs 2(d) (Delivery of Collateral Shares) and 2(k) (Agreement to deliver Documents) of this Confirmation below.

Forward Floor Price:	USD [ ]

Forward Cap Price:	USD [ ]

Exchange(s):	New York Stock Exchange

Related Exchange(s):	All Exchanges

Security Annex:	The Pledge and Security Annex contained in Annex B hereto.

Collateral Shares:	The Shares and Class B Shares that are the subject of the security interest created under the Security Annex.

Class B Shares:	The Class B common stock, par value USD 0.01 per share, of Issuer.

Collateral Account:	The account maintained by Custodian for the account of Counterparty with account number [ ] (and any renewed account and any account re-designated as such account).

Custodian:	Morgan Stanley & Co. LLC in its capacity as custodian for Counterparty.

Valuation:

In respect of each Component:
Scheduled Valuation Date:	For each Component, as set forth in Annex A.

Valuation Date:
For each Component, the Scheduled Valuation Date for such Component as set forth in Annex A (or, if the date so set forth for such Component is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Scheduled Valuation Date for another Component); provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be a Valuation Date in respect of any other Component of the Transaction hereunder; provided further that if such Valuation Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last Scheduled Valuation Date under the Transaction, then the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the Valuation Date for each such Component (irrespective of whether or not such date is a Valuation Date in respect of any other Component), in which case the VWAP Price for that eighth Scheduled Trading Day shall be the Calculation Agent’s good faith estimate of the fair market value of a Share as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using good faith and commercially reasonable means.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may, in its good faith and commercially reasonable judgment, determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Number of Shares for such Component.  Section 6.6 of the Equity Definitions shall not apply.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by (x) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof and (y) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:
Morgan Stanley reasonably concludes, using commercially reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures of Morgan Stanley generally applicable in similar situations and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Morgan Stanley), including without limitation in the event of any third-party tender offer, for Morgan Stanley to refrain from engaging in market transactions relating to the Shares or to reduce the number or size of any such market transactions. Morgan Stanley shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Date(s) affected by it. Morgan Stanley shall subsequently notify Counterparty in writing on the Scheduled Trading Day Morgan Stanley reasonably believes in good faith and upon the advice of counsel that it may resume its market activity.

Settlement Terms:
In respect of each Component:

Settlement Method Election:
Applicable; provided that a single Settlement Method shall apply for all Components; provided, further, that any election by Counterparty specifying Cash Settlement shall not be effective to require Cash Settlement unless Counterparty delivers to Morgan Stanley, concurrent with such election, a representation signed by Counterparty substantially in the following form as of the date Counterparty makes such election: “Counterparty is not aware of any material non-public information regarding Issuer, the Shares or the Class B Shares, and is electing Cash Settlement in good faith and not as a plan or scheme to evade compliance with the U.S. federal securities laws”; and provided, further, that notwithstanding any election by Counterparty or default election specified herein to the contrary, Cash Settlement will apply if Morgan Stanley reasonably concludes, in its commercially reasonable discretion, that Counterparty would be unable to make the representation and agreement in Section 9.11 of the Equity Definitions with respect to the Shares to be delivered by Counterparty pursuant to Physical Settlement for any reason, unless the parties previously agreed in writing to waive such representation and agreement. Unless Counterparty has properly elected Cash Settlement, Counterparty shall convert the Collateral Shares into Shares and cause such Shares to be delivered to the Collateral Account no later than the fifth Scheduled Trading Day following the Settlement Method Election Date.

Electing Party:	Counterparty

Settlement Method Election Date:	The 10th Scheduled Trading Day prior to the Scheduled Valuation Date for the Component with the earliest Scheduled Valuation Date hereunder.

Default Settlement Method:	Physical Settlement

Settlement Currency:	USD

Settlement Price:	The VWAP Price for the Valuation Date.

VWAP Price:
For any Exchange Business Day, the per-Share volume weighted average price based on transactions executed in the United States as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WWE US <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading of the regular trading session on the Exchange until the Scheduled Closing Time on such Exchange Business Day or, in the event such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent, using standard industry volume-weighted methods, if available.

Notwithstanding the foregoing, if (i) any Valuation Date is a Disrupted Day only in part and (ii) the Calculation Agent determines in good faith that such Valuation Date shall be the Valuation Date for fewer than the full Number of Shares for the Component to which such Valuation Date corresponds, as described opposite “Valuation Date” above, then the VWAP Price for such Valuation Date shall be a volume-weighted average price per Share on such Valuation Date, as determined by the Calculation Agent based on such sources as it deems commercially appropriate, taking into account the nature and duration of the relevant Market Disruption Event.

Settlement and Valuation Terms if Physical Settlement is applicable:

In respect of each Component:

Physical Settlement:
If Physical Settlement is applicable, for each Component of the Transaction, on the relevant Settlement Date, Counterparty will deliver to Morgan Stanley a number of Shares equal to the Number of Shares to be Delivered for such Component and will pay to Morgan Stanley the Fractional Share Amount, if any.

Settlement Date:
For each Component of the Transaction, the date that falls one Settlement Cycle following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Automatic Physical Settlement:
For each Component of the Transaction, if (i) by 10:00 a.m., New York City time, on the relevant Settlement Date, Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered, and (ii) the Collateral Shares then recorded in the Collateral Account includes Shares with respect to which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of Morgan Stanley, Shares or Class B

Shares with respect to which such representations and agreements are not true or satisfied), then the delivery provided by Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery from the Collateral Account to Morgan Stanley on the relevant Settlement Date of a number of such Collateral Shares not to exceed the Number of Shares to be Delivered for such Component, subject to netting, if any, as provided pursuant to the terms of the Security Annex. Upon any such delivery, Morgan Stanley shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation the Security Interests created under the Security Annex or any claim or right of Counterparty).

Settlement and Valuation Terms if Cash Settlement is Applicable:

In respect of each Component:

Cash Settlement:	If Cash Settlement is applicable, Counterparty shall pay the aggregate of the Preliminary Cash Settlement Amounts for all Components on the Preliminary Cash Settlement Date.

For each Component:

(a)
if the Preliminary Cash Settlement Amount exceeds the Forward Cash Settlement Amount calculated in accordance with Section 8.5(f) of the Equity Definitions, Morgan Stanley shall pay to Counterparty the amount of such excess on the Cash Settlement Payment Date; and

(b)
if the Forward Cash Settlement Amount calculated in accordance with Section 8.5(f) of the Equity Definitions exceeds the Preliminary Cash Settlement Amount, Counterparty shall pay to Morgan Stanley the amount of such excess on the Cash Settlement Payment Date.

Preliminary Cash Settlement Amount:
For all Components, the Forward Cash Settlement Amount calculated in accordance with Section 8.5(f) of the Equity Definitions that would apply if the Scheduled Valuation Date for such Component were the applicable Preliminary Cash Settlement Pricing Date.

Preliminary Cash Settlement Pricing Date:	The date that is the fourth Scheduled Trading Day prior to the earliest Scheduled Valuation Date hereunder.

Preliminary Cash Settlement
Settlement Date:	The date that is the first Currency Business Day prior to the earliest Scheduled Valuation Date hereunder.

Cash Settlement Payment Date:	The second Currency Business Day following the final Valuation Date hereunder.

Adjustments:

In respect of any Component:

Potential Adjustment Events:
If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:
A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”).  With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the Equity Definitions (as amended below opposite “New Shares”) except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares’ means ordinary or common shares of the Spin-off Issuer that are, or that as of the effectiveness of the relevant Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:	Morgan Stanley shall have the right to elect, by written notice to Counterparty, that Basket Adjustments or the Separate Transactions Adjustments shall apply to any Spin-off.

Basket Adjustments:
If Morgan Stanley shall have elected that Basket Adjustments apply to a Spin-off, then as of the ex-dividend date for such Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Shares immediately prior to such Spin-off, and each Basket shall consist of one Original Share and the number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off (and references to Shares herein shall be interpreted as references to Baskets, as the context requires); and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines using commercially reasonable judgment are appropriate to account for the economic effect on the Transaction of such Spin-off (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange.  As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Separate Transactions Adjustments:
If Morgan Stanley shall have elected that Separate Transactions Adjustments apply to a Spin-off, as of the ex-dividend date for such Spin-off, then the Transaction shall be considered two separate Transactions, each with terms identical to those of the original Transaction (the “Original Transaction”), except that:  (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares; (ii) the Number of Shares for each Component of the Original Shares Transaction shall remain unchanged from the Number of Shares for such Component of the Original Transaction; (iii) the Number of Shares for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for such Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off; and (iv) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction as the Calculation Agent determines using commercially reasonable judgment are appropriate to account for the economic effect on each of the Original Shares Transaction and the Spin-Off Shares Transaction of such Spin-off (including without limitation adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or to the Spin-off Shares Transaction).  Following a Spin-off to which Separate Transactions Adjustments are applicable, this Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction in accordance with the second immediately preceding sentence.

Cash Dividend:
For each Component, any cash dividend or distribution on the Shares for which the ex-dividend date occurs at any time from, but excluding, the Trade Date to, and including, the Valuation Date for such Component, before the withholding or deduction of taxes at the source by, or on behalf of, any applicable authority having power to tax in respect of such a dividend, and excluding any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Ordinary Cash Dividend Amount:	USD [ ] for the first Cash Dividend for which the ex-dividend date falls within any calendar quarter, and zero for any subsequent Cash Dividend for which the ex-dividend date falls within the same calendar quarter (in each case, subject to adjustment by the Calculation Agent in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Merger Event and subject to adjustment by the Calculation Agent to account for any Spin-off or any change to the timing and/or frequency of the Issuer’s regular dividend).

Extraordinary Cash Dividend:	Any Cash Dividend the amount of which exceeds the Ordinary Cash Dividend Amount for such Cash Dividend, as determined by the Calculation Agent.

Obligations in Respect
of Cash Dividends:	In the event of any Cash Dividend:

(i)
Counterparty shall cause to be delivered to the Collateral Account, on the date such Cash Dividend is paid to holders of Shares, an amount equal to the product of (A) the Aggregate Number of Shares and (B) the per Share amount of any Extraordinary Cash Dividend (or, if Morgan Stanley determines in good faith and using commercially reasonable judgment that a Relevant Collateral Event, as defined in the Security Annex, has occurred and is continuing, the per Share amount of such Cash Dividend); and

(ii)
Counterparty shall make a cash payment to Morgan Stanley on the date any Extraordinary Cash Dividend is paid to holders of Shares, which may be made out of the cash delivered pursuant to clause (i) above, of an amount equal to the product of (A) the number of Shares comprising Morgan Stanley’s theoretical “delta” hedge position in respect of the Transaction immediately prior to the open of business on the ex-dividend date for such Extraordinary Cash Dividend and (B) the per Share amount of such Extraordinary Cash Dividend, as determined by the Calculation Agent.

If, by 10:00 a.m., New York City time, on the date Counterparty owes any such payment in respect of any Extraordinary Cash Dividend, Counterparty has not otherwise satisfied such obligation, and an amount of cash is then held in the Collateral Account, then the payment required by Counterparty shall be effected, in whole or in part, as the case may be, by delivery from the Collateral Account to Morgan Stanley in respect of such cash and applying it in discharge of Counterparty’s obligation to make such payment to the extent of such amount of cash then held in the Collateral Account, subject to the terms of the Security Annex.  For the avoidance of doubt, the provisions of Section 11.2 of the Equity Definitions shall also apply to any Extraordinary Cash Dividend.

Extraordinary Dividend:
(i) Any Extraordinary Cash Dividend or (ii) any dividend or distribution on the Shares that is not a Cash Dividend or a dividend or distribution of the type described in Section 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions and is not a distribution of Spin-Off Shares.

Extraordinary Events:

New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (excluding the word “and” following such clause (i)) and replacing it with “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:
Applicable; provided, however, that the definitions of “Tender Offer” and “Tender Offer Date” and “Announcement Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “, voting power or Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of
Combined Consideration:	Not Applicable

Announcement Event:
(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 20% of the market capitalization of Issuer as of the date of such announcement (a “Significant Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Significant Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Significant Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent in good faith using commercially reasonable judgment. For the avoidance of doubt, (a) the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention and (b) the settlement of the Issuer’s convertible debt as of the Trade Date (and any refinancing thereof to the extent it does not increase the number of the Issuer’s Shares that could be issued under the original convertible debt) shall not constitute an Announcement Event. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Consequences of Announcement Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may” and (z) for the avoidance of doubt, the Calculation Agent may determine, using its commercially reasonable judgment, whether the relevant Announcement Event has had a material effect on the Transaction (and, if so, adjust the terms of the Transaction accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Valuation Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Limitation on Certain Adjustments:
Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, no adjustment solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to any Transaction as a result of a Potential Adjustment Event or an Extraordinary Event shall increase the Number of Shares for any Component.  Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of such Transaction, in which case an Additional Termination Event shall be deemed to have occurred, with the terminated Transaction being the Affected Transaction and Counterparty being the sole Affected Party, and Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

Change in Law:
Applicable; provided that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation,” and (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Insolvency Filing:	Applicable

Increased Cost of Hedging:
Applicable; provided that: (i) Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following sentence at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk.”; and (ii) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting immediately following the word “Transaction” in clause (C) thereof, the words “or, at the option of the Hedging Party, the portion of the Transaction affected by such Increased Cost of Hedging”.

Hedging Disruption:
Applicable; provided that: (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section:  “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	[ ] basis points per annum

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	[ ] basis points per annum

Hedging Party:	Morgan Stanley for all applicable Additional Disruption Events.

Determining Party:	Morgan Stanley for all applicable Extraordinary Events and Additional Disruption Events.

Non-Reliance:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

2.	ADDITIONAL TERMS:

(a)	Additional Termination Events: The following events shall constitute Additional Termination Events with respect to which the Transaction shall be the sole

Affected Transaction, Counterparty shall be the sole Affected Party and Morgan Stanley shall be the party entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement:

(i)   any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in Morgan Stanley’s commercially reasonable and good faith judgment could have a material adverse effect on the financial condition of Counterparty or on Counterparty’s ability to perform Counterparty’s obligations hereunder, or that calls into question the validity or binding effect of any agreement of Counterparty hereunder;

(ii)         one or more final judgments or orders for the payment of money in excess of USD 10,000,000 in the aggregate is rendered against Counterparty and such final judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

(iii)   Counterparty (A) dies, (B) is declared by a court of competent jurisdiction to be incompetent due to a physical, mental or emotional condition resulting from injury, sickness, disease or other cause (without regard to the appointment of a guardian, conservator or other legal representative for Counterparty) or (C) becomes unable to act in a prudent, timely and effective manner as a consequence of any accident, physical or mental condition (whether organic or psychological) or other similar cause, for an indefinite period of time (without regard to the appointment of a guardian, conservator or other legal representative for Counterparty), as determined by an independent, qualified expert; or

(iv)        the VWAP Price for any Exchange Business Day is less than USD [   ].

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, this Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with this Transaction (or portions thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

(b)	Credit Support Documents:

Morgan Stanley:	Not applicable.

Counterparty:	Applicable. The Security Annex shall be a “Credit Support Document” for purposes of the Transaction.

(c)
Calculation Agent: Morgan Stanley; provided that, following the occurrence and during the continuance of an Event of Default under Section 5(a)(vii) of the Agreement with respect to Morgan Stanley, Counterparty shall have the right to designate a nationally recognized third-party dealer in corporate equity derivatives to act as the Calculation Agent.

Following any calculation or adjustment by the Calculation Agent, the Determining Party or the Hedging Party hereunder, upon written request by Counterparty, the Calculation Agent, the Determining Party or Hedging Party as the case may be, will provide to Counterparty by email to the email address provided by Counterparty in such written request, within five Exchange Business Days, a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation or adjustment; provided, however, that in no event will the Calculation Agent, the Determining Party or the Hedging Party, as the case may be, be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.

(d)	Delivery of Collateral Shares: On or before the Trade Date, Counterparty shall:

(i)         cause a number of Class B Shares at least equal to the Aggregate Number of Shares to be issued as “certificated securities” as defined under Section 8-102 of the UCC in the name of Counterparty; and

(ii)         deliver such Class B Shares to Morgan Stanley or its designee acting as its agent or custodian, together with blank endorsements in the form of Exhibit II to the Security Annex and cause the same to be credited to the Collateral Account.

(e)	Section 2(a): The terms of Section 2(a) of the Agreement are amended by the addition of the following subclause (iv):

“(iv) In addition to the conditions precedent set forth in Section 2(a)(iii), if applicable, each obligation of each party under Section 2(a)(i) is subject to the condition precedent that no Termination Event has occurred and is continuing with respect to which the other party is the sole Affected Party and with respect to which the Transaction is the Affected Transaction.”

(f)	Additional Representations, Warranties and Agreements of Counterparty: Counterparty hereby represents and warrants to, and agrees with, Morgan Stanley as of the Trade Date that:

(i)
Material Nonpublic Information.  Counterparty is not aware of any material non-public information, regarding Issuer, the Shares or the Class B Shares.  Counterparty is entering into the Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Counterparty has not entered into or altered, and will not enter into or alter, any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

(ii)
Eligible Contract Participant.  Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”)) because it is an individual who has amounts invested on a discretionary basis, the aggregate of which is in excess of $10,000,000.

(iii)	Qualified Investor. Counterparty is a “qualified investor” within the meaning of Section 3(a)(54) of the Exchange Act.

(iv)
No Violation or Conflict.  Without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, investor rights agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.  Other than the filing with the Securities and Exchange Commission (the “SEC”) of a notice on Form 144 in the manner contemplated by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and the filing with the SEC of an amended Schedule 13D and a Form 4 to reflect the occurrence of this Transaction, no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation.

(v)	Collateral Shares.

(A)	Counterparty owns, and at all times prior to the release of the Collateral Shares pursuant to the terms of the Security Annex, will own the Collateral Shares free and clear of any

Security Interest (other than the Security Interests created under the Security Annex) or Transfer Restrictions (other than the Existing Transfer Restrictions).

(B)
No financing statement, security agreement or similar or equivalent document or instrument covering all or any part of (I) the Collateral Shares or (II) any other assets of Counterparty is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Security Interest on any Collateral Share.

(C)	Counterparty’s holding period (calculated in accordance with Rule 144(d) under the Securities Act) with respect to the Collateral Shares commenced more than one year before the Trade Date.

(D)
Unless otherwise agreed to in writing by the parties, Counterparty (x) has not created or permitted to exist and will not create or permit to exist any Security Interest (other than the Security Interests created under the Security Annex) or any Transfer Restriction (other than the Existing Transfer Restrictions) upon or with respect to the Collateral Shares, (y) has not sold or otherwise disposed of, or granted any option and will not sell or otherwise dispose of, or grant any option, with respect to, any of the Collateral Shares or (z) has not entered into or consented to and will not enter into or consent to any agreement (other than, in the case of clause (I), this Confirmation or the Security Annex) that (I) restricts or inhibits in any manner the rights of any present or future owner of any Collateral Share with respect thereto or (II) pursuant to which any person other than Counterparty, Morgan Stanley and the Custodian has or will have Control (as defined in the Security Annex) in respect of any Collateral.

(E)
Unless otherwise agreed to in writing by the parties, Counterparty has not performed and will not perform any acts that might prevent Morgan Stanley from enforcing any of the terms of the Security Annex or that might limit Morgan Stanley in any such enforcement.

(F)	The Collateral Shares and the Shares delivered in settlement of the Transaction have never been, are not and will not be subject to the rules of any community property state.

For purposes of this provision and the Security Annex:

(a)	“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

(b)
“Transfer Restriction” means, with respect to any Collateral Shares, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such Collateral Shares or enforce the provisions thereof or of any document related thereto whether set forth in such Collateral Shares itself or in any document related thereto, including, without limitation:

(i)
any requirement that any sale, assignment or other transfer or enforcement of such Collateral Shares be consented to or approved by any person, including, without limitation, Issuer or any other person;

(ii)	any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such Collateral Shares;

(iii)	any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such Collateral Shares, prior to the sale, pledge, assignment or other transfer or enforcement of such Collateral Shares; and

(iv)
any registration or qualification requirement or prospectus delivery requirement for such Collateral Shares pursuant to any relevant securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a “restricted security” or Counterparty being an “affiliate” of Issuer, as such terms are defined in Rule 144 under the Securities Act), provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such Collateral Shares, together with any evidence of the corporate or other authority of such person, shall not constitute such a Transfer Restriction; and

(c)
“Existing Transfer Restrictions” means Transfer Restrictions existing with respect to any Collateral Shares by virtue of the fact that Counterparty is an “affiliate,” within the meaning of Rule 144 under the Securities Act, of Issuer and that the Collateral Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, in each case until such time as Morgan Stanley or its affiliate has completed the sale of the Additional Securities in accordance with Section 2(i) below.

(vi)
Further Assurances.  From time to time from and after the Trade Date through the Settlement Date or the Cash Settlement Payment Date, as the case may be, for the Component with the latest Valuation Date, Counterparty shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Agreement and this Confirmation in accordance with the terms and conditions hereof and thereof, including (A) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (B) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement and this Confirmation in accordance with the terms and conditions hereof and thereof.

(vii)
Notice.  Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify Morgan Stanley within two Scheduled Trading Days of the occurrence of obtaining such knowledge.

(viii)
Transactions in the Shares.  As of the Trade Date, the Aggregate Number of Shares does not exceed the number of Shares that Counterparty is permitted to sell in accordance with Rule 144(e)(1) under the Securities Act.  Except as disclosed in the Form 144 previously provided to Morgan Stanley, from the date three months prior to the Trade Date until [   ], neither Counterparty nor any affiliate of Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) has sold or will, without the prior written consent of Morgan Stanley, sell, or hedge (through swaps, options, short sales or otherwise) any long position in, any Shares.  Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Morgan Stanley (or an affiliate of Morgan Stanley) may effect in establishing Morgan Stanley’s initial Hedge Positions.  Except as provided herein, Counterparty has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Shares that Morgan Stanley (or an affiliate of Morgan Stanley) may effect in establishing Morgan Stanley’s initial Hedge Positions.  Counterparty does not know or have any reason to believe that Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144 under the Securities Act.  Issuer is not, and has not been, a shell issuer as that term is defined in Rule 144(i)(1).  For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares.

Except with the prior written consent of Morgan Stanley or with or through Morgan Stanley or its Affiliates, Counterparty will not purchase or sell, or hedge (through swaps, options, short sales or otherwise) any long or short position in any Shares or enter into any derivative transactions on Shares with valuation periods that may result in market activity in the Shares by counterparties (or their affiliates) to such derivative transactions, in each case on any Valuation Date.

(ix)
Issuer Corporate Policy.  None of the transactions contemplated herein will violate any corporate policy of Issuer or other rules or regulations of Issuer applicable to Counterparty or its affiliates, including, but not limited to, Issuer’s window period policy.

(x)
Reporting.  Counterparty is and, after giving effect to the Transaction, will be in compliance with its reporting obligations under Section 13 and 16 of the Exchange Act, and Counterparty will provide Morgan Stanley with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.

(xi)
Form 144 Filing.  Counterparty shall, on the Trade Date, send or cause to be sent to the SEC, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that Morgan Stanley has informed Counterparty is acceptable to Morgan Stanley.

(xii)	Sanctions.

(A)
Counterparty is not and will not become a Sanctioned Person, and no individual or entity acting on behalf of Counterparty in the negotiation, execution, or implementation of this Confirmation is or will become a Sanctioned Person, in each case if such would result in a violation of, or constitute Sanctionable Activity under, Sanctions with respect to any individual or entity participating in the transactions contemplated by this Confirmation.

(B)
Counterparty represents and warrants that Counterparty will not, directly or indirectly, use the proceeds of the Transaction, or lend, contribute or otherwise make available such proceeds, to any subsidiary, agent, joint venture partner, or other individual or entity:

(I)	to fund or facilitate any activities or business of, with, in, or relating to any Sanctioned Person or Sanctioned Territory, or
(II)	in any other manner,
in each case if such would result in a violation of, or constitute Sanctionable Activity under, Sanctions with respect to any individual or entity in connection with the transactions contemplated by this Confirmation.
(C)	Counterparty shall not permit any Sanctioned Person or Sanctioned Territory to have any direct or indirect interest in or connection to any funds repaid or remitted by Counterparty in connection with this Confirmation that would result in a violation of Sanctions by, Sanctionable Activity by, or a restriction on the use of such funds with respect to, any individual or entity participating in the transactions contemplated hereby.

(D)
The parties acknowledge and agree that the provisions of this Paragraph 2(f)(xii) apply only to the transactions contemplated by this Confirmation and are not intended to restrict or prohibit any party from dealing with any individual or entity using means and resources not implicating this Confirmation.  The parties further acknowledge and agree that any breach of this 2(f)(xii) would constitute a material change to the expected allocation of commercial risks and benefits pursuant to this Confirmation.

For purposes of this Paragraph 2(f)(xii):
“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions as constituting a basis for the imposition of Sanctions against a person engaged in such activity or described by such condition.
“Sanctioned Territory” means any country or territory with which dealings are broadly and comprehensively prohibited by any country-wide or territory-wide Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means any individual or entity with whom dealings are any transaction contemplated under this Confirmation is restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any list of individuals or entities subject to Sanctions, (b) being located, organized, or resident in, or directly or indirectly owned or controlled by the government of, any Sanctioned Territory, or (c) any direct or indirect relationship of ownership, control, or agency with, or any direct or indirect commercial dealings with, an individual or entity described in (a) or (b).
“Sanctions” means all national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, the United Kingdom, or the European Union, or United Nations Security Council resolutions, concerning trade and economic sanctions including embargoes; the freezing or blocking of assets of targeted individuals or entities; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular individuals, entities or countries, including any Laws threatening to impose such trade and economic sanctions on any person for engaging in proscribed or targeted behavior.

(xiii)
Suitability.  Counterparty is a sophisticated, professional investor that has knowledge of transactions such as the Transaction and has made its own independent legal, tax, accounting and financial evaluation of the merits and risks of the Transaction, (ii) Counterparty understands that Morgan Stanley is neither endorsing nor recommending the Transaction, (iii) Counterparty has not relied on any representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of Morgan Stanley (or any affiliate of Morgan Stanley) or any of their respective officers, directors, affiliates or employees in connection with the Transaction or the transactions contemplated thereby, and (iv) Counterparty has obtained what it considers adequate information in order to make an informed decision with respect to proceeding with the Transaction.

(g)	U.S. Private Placement Representations. Each of Morgan Stanley and Counterparty hereby represents and warrants to the other party as of the date hereof that:

(i)
It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(ii)
It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(h)	Schedule Provisions. The Agreement is further supplemented by the following provisions:

Termination Provisions.

(i)	“Specified Entity” means with relation to Morgan Stanley, none and with relation to Counterparty, Counterparty’s affiliates (other than the Issuer and any wholly owned subsidiaries of the Issuer).

(ii)
The “Cross Default” provisions of Section 5(a)(vi) of the Agreement and the “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to both Morgan Stanley and Counterparty.

For purposes of such provisions:

(A)	“Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

(B)	“Threshold Amount” means, with respect to Counterparty, USD 10,000,000 and, with respect to Morgan Stanley, 3% of the shareholders’ equity of Morgan Stanley’s ultimate parent entity.

(i)
Sale of Additional Shares.  Morgan Stanley agrees with Counterparty that Morgan Stanley or an affiliate of Morgan Stanley that is registered as a broker and a dealer with the SEC and is a “market maker” or a “block positioner,” as such terms are used in Rule 144 under the Securities Act, with respect to the Shares, shall, as promptly as practicable consistent with market conditions, introduce into the public market a quantity of securities of the same class as the Shares (the “Additional Shares”) equal to the Aggregate Number of Shares.  Morgan Stanley agrees that the Additional Shares will be sold in compliance with Rules 144(f) and (g) under the Securities Act.

(j)
Interpretive Letters.  The parties intend that this Confirmation hereunder constitutes a “binding commitment” and “Contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999 (the “1999 Interpretive Letter”) or “contracts” as described in the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (the “2011 Interpretive Letter” and, together with the 1999 Interpretive Letter, the “Interpretive Letters”).

(k)
Agreement to deliver Documents. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Morgan Stanley, prior to or upon execution of this Confirmation, the following documents, as applicable, each in form and substance satisfactory to Morgan Stanley:

(i)
a copy of an agreement among Issuer, Morgan Stanley and Counterparty in form and substance satisfactory to Morgan Stanley, duly executed by the parties thereto, together with an instruction letter executed by the Issuer in blank, instructing the transfer agent to deliver Shares corresponding to converted Class B Shares to The Depository Trust Company for credit to the Custodian under the Collateral Account;

(ii)
an original or, as the case may be, a copy of each notice and other document required to be executed and sent or delivered and each acknowledgement or consent required to be obtained under the Security Annex;

(iii)
a copy of the agreement in form and substance acceptable to Morgan Stanley that establishes Morgan Stanley’s “control” (as defined in Sections 8-106 or 9-106 of the UCC) over the Collateral Account, duly executed by the parties thereto; and

(iv)	legal opinions of K&L Gates LLP, in form and substance satisfactory to Morgan Stanley.

Each document described in clause (ii) shall be covered by the representation set forth in Section 3(d) of the Agreement.

3.          MISCELLANEOUS:

(a)
Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Morgan Stanley shall not be entitled to delivery or exercise of rights and remedies under the Transaction or the Security Annex (a “Share Acquisition”) to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage  would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit.  Any purported Share Acquisition shall be void and have no effect to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit.  If any Share Acquisition is not made, in whole or in part, as a result of this provision, Counterparty’s obligations in respect of such Share Acquisition shall not be extinguished and Counterparty shall fulfill such obligations as promptly as practicable after, but in no event later than two Exchange Business Days after, Morgan Stanley gives notice to Counterparty that, after such Share Acquisition, (i) the Section 16 Percentage would not exceed 7.5% and (ii) the Share Amount would not exceed the Applicable Share Limit.

 For purposes of above:

(i)
the “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of  Shares that Morgan Stanley and any of its affiliates or any other person subject to aggregation with Morgan Stanley for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Morgan Stanley is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day (including any Shares issuable upon conversion of any Class B Shares beneficially owned by Morgan Stanley or its affiliates or any such person or group).

(ii)
the “Share Amount” as of any day is the number of Shares that Morgan Stanley and any person whose ownership position would be aggregated with that of Morgan Stanley (Morgan Stanley or any such person, a “Morgan Stanley Person”) under any law, rule, regulation or regulatory order or any organizational documents of Issuer or any agreement to which Issuer is a party that are, in each case, applicable to ownership of Shares (including Shares issuable upon conversion of Class B Shares) (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Morgan Stanley in its reasonable discretion.

(iii)
the “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Morgan Stanley Person, or would result in an adverse effect on a Morgan Stanley Person, under any Applicable Restriction, as determined by Morgan Stanley in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(b)
Right to Consolidate, Divide and Extend.  Morgan Stanley may: (x) consolidate two or more Components into a single Component and/or (y) divide any Component into additional Components and designate the Valuation Date and the Number of Shares for each such Component and/or (z) postpone, in whole or in part, any Valuation Date or any other date of valuation or delivery with respect to the whole or any part of any one or more Component for up to [   ] Scheduled Trading Days (in which each such event the Calculation Agent shall make appropriate adjustments to the Number of Shares with respect to such Components) if Morgan Stanley determines, in its commercially reasonable judgment that such consolidation, division and/or extension is reasonably necessary or appropriate to preserve Morgan Stanley’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if liquidity conditions have materially decreased as compared with circumstances existing on the Trade Date) or to enable Morgan Stanley to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures of Morgan Stanley generally applicable in similar situations and applied in a non-discriminatory manner.

(c)	Amendments to the Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with “an” and adding the following words at the end thereof “or options on such Shares”;

(ii)
Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an”, and (y) deleting the phrase “for that diluting or concentrative effect (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “for that effect (and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an” and adding the following words at the end thereof “or options on such Shares”;

(iv)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (x) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (y) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Morgan Stanley’s option, using good faith determinations, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA 2002 Master Agreement with respect to that Issuer.”;

(v)
Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi)
Section 12.9(b)(v) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (2) deleting subsection (C) in its entirety and deleting the word “or” immediately preceding subsection (C); (3) inserting after the phrase “If such notice is not given” in the third sentence thereof the words “or the Non-Hedging Party has not elected an alternative specified in clause (A) or (B) above”; (4) replacing in the penultimate sentence the words “either party” with “the Hedging Party”; and (5) deleting clause (X) and the words “or (Y)” in the final sentence.

(d)
Indemnification.  In addition to any remedies afforded Morgan Stanley in connection with the Transaction or under this Confirmation, Counterparty agrees to indemnify and hold harmless Morgan Stanley and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of or in connection with any breach of any covenant or representation made by Counterparty in the Agreement and this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided that Counterparty shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Counterparty any amounts previously expended by Counterparty hereunder).

(e)
Transfer or Assignment.  Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Morgan Stanley, which shall not be unreasonably withheld or delayed.  Morgan Stanley may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Morgan Stanley (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Morgan Stanley’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Morgan Stanley generally for similar transactions, by Morgan Stanley or Morgan Stanley’s ultimate parent entity.  Morgan Stanley may, with Counterparty’s prior written consent, which shall not be unreasonably withheld or delayed, transfer or assign all or any part of its rights or obligations under the Transaction to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Morgan Stanley at the time of the transfer and (2) [   ] by S&P Global Ratings or its successor (“S&P”), or [   ] by Moody’s Investors Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Morgan Stanley.  If at any time at which the Share Amount exceeds the Applicable Share Limit (if any applies) (such condition, an “Excess Ownership Position”), Morgan Stanley is unable after using its commercially reasonable efforts to effect a transfer or assignment of any Transaction hereunder to a third party on pricing terms reasonably acceptable to Morgan Stanley and within a time period reasonably acceptable to Morgan Stanley and in a manner that Morgan Stanley determines in its reasonable discretion is in accordance with applicable law and interpretation (including without limitation the Interpretive Letters) such that no Excess Ownership Position exists, then Morgan Stanley may designate any Exchange Business Day as an Early Termination Date with respect to a portion of such Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Morgan Stanley so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of the Transaction having terms identical to such Transaction and a Number of Shares equal to the Number of Shares for the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction

(f)
Designation by Morgan Stanley.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Morgan Stanley to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Morgan Stanley may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Morgan Stanley’s obligations in respect of the Transaction and any such designee may assume such obligations. Morgan Stanley shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g)
Non-confidentiality.  The parties hereby agree that effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Morgan Stanley and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Morgan Stanley or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information.

Each party hereby consents to the disclosure of information:

(i)
solely to the extent required under, or made in accordance with, the provisions of any applicable law, rule or regulation (as determined by the party required to make the relevant disclosure), including, without limitation, (1) the Market Abuse Regulation and any reporting or disclosure obligations or requirements in connection with dealings or interests in the Shares, and (2) the European Market Infrastructure Regulation (“EMIR”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”) and any applicable supporting law, rule or regulation (“Reporting Regulation”), which mandate reporting and/or retention of transaction and similar information or to the extent required under, or made in accordance with, any order or directive in relation to (and including) such Reporting Regulation regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other party is required or accustomed to act (“Reporting Requirements”); and

(ii)
to and between the other party’s head office, branches or Affiliates, or any persons or entities who provide services to such other party or its head office, branches or Affiliates, in each case, solely in connection with such Reporting Requirements. Each party acknowledges that pursuant to the relevant Reporting Regulation, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.

Each party acknowledges that:

(A)
disclosures made pursuant to this section may include, without limitation, the disclosure of trade information including a party’s identity (by name, address, corporate affiliation, identifier or otherwise) to any trade repository registered or recognized in accordance with the relevant Reporting Regulation, including Article 55 of EMIR, Article 77 of EMIR or with the Commodity Futures Trading Commission Rule published on September 1, 2011 with respect to Swap Data Repositories (76 FR 54538) or one or more systems or services operated by any such trade repository (“TR”) and any relevant regulators (including without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of trade reporting under applicable U.S. laws, the European Securities and Markets Authority and national regulators in the European Union) under the Reporting Regulation;

(B)	such disclosures could result in certain anonymous transaction and pricing data becoming available to the public;

(C)
for purposes of complying with regulatory reporting obligations, a party may use a third party service provider to transfer trade information into a TR and any such TR may engage the services of a global trade repository regulated by one or more governmental regulators; and

(D)
disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty’s home jurisdiction.

For the avoidance of doubt, (x) to the extent that applicable non-disclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required or permitted to be disclosed as contemplated herein but permits a party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each party for purposes of such law; (y) any agreement between the parties to maintain confidentiality of information contained herein or in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (z) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each party to the other party.

(h)
Securities Contract.  The parties hereto intend that (i) Morgan Stanley be a financial institution within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) the Agreement and this Confirmation be a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, (iii) each and every transfer of funds, securities and other property under the Agreement and this Confirmation be a settlement payment or a margin payment and a transfer, as such terms are used in Section 546(e) of the Bankruptcy Code, (iv) the Security Annex be a security agreement or arrangement or other credit enhancement that forms a part of and is related to such securities contract within the meaning of Section 362(b) of the Bankruptcy Code, (v) the rights given to Morgan Stanley hereunder, under the Agreement and the Security Annex upon an Event of Default constitute a contractual right to cause the liquidation, termination or acceleration of a securities contract, a contractual right to offset or net out any termination value, payment amount or other transfer obligation and a contractual right under a security agreement or arrangement or other credit enhancement, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code, and (vi) Morgan Stanley be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(i)
Payments on Early Termination.  Upon the occurrence or effective designation of an Early Termination Date in respect of the Transaction or the determination of an amount owed following occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions (any such event, an “Early Termination Event”), if Counterparty would owe any amount to Morgan Stanley pursuant to Section 6(d)(ii) of the Agreement or any amount pursuant to Section 12.7 or 12.9 of the Equity Definitions (any such amount, a “Counterparty Payment Amount” and such event that would so result in Counterparty owing any such amount, a “Counterparty Payment Event”), then, except to the extent that Morgan Stanley proceeds to enforce the security created under the Security Annex and to apply the proceeds of such enforcement to any obligation of Counterparty hereunder and under the Agreement, on the date on which any Counterparty Payment Amount is due, in lieu of any payment or delivery of such Counterparty Payment Amount, Morgan Stanley may elect for Counterparty to deliver to Morgan Stanley (and Morgan Stanley is authorized to transfer from Counterparty to Morgan Stanley) a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event (“Converted Property”), a number or amount of such securities or property) with a value equal to the Counterparty Payment Amount, as determined by the Calculation Agent using a commercially reasonable valuation method.

Notwithstanding any provision of the Agreement, the Equity Definitions or this Confirmation to the contrary, in determining any amount payable upon the occurrence of an Early Termination Date or a cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions, Morgan Stanley may specify that the party determining such amount shall use a risk bid price or a closing price, volume-weighted average price or other market price for the Shares determined by Morgan Stanley over a commercially reasonable period.

(j)
Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(k)
Choice of Law.  This Confirmation shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law doctrine); provided that as to Collateral located in any jurisdiction other than the State of New York, the Secured Party shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction.

(l)	Agreements and Acknowledgments Regarding Hedging. Counterparty understands, acknowledges and agrees that:

(i)
At any time on and prior to the final Valuation Date, Morgan Stanley and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its hedge position with respect to the Transaction;

(ii)
Morgan Stanley and its affiliates also may be active in the market for Shares or other securities or options or futures contracts or swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(iii)
Morgan Stanley shall make its own determination as to whether, when or in what manner any hedging or market activities in relation to the Transaction shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(iv)
Any market activities of Morgan Stanley and its affiliates with respect to the Transaction may affect the market price and volatility of Shares, as well as the Settlement Price, each in a manner that may be adverse to Counterparty.

(m)
Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(n)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or sent by email.

(i)          Notices to Counterparty shall be directed as follows:

To: Attention of:	c/o World Wrestling Entertainment, Inc. 1241 East Main Street, P.O. Box 3857 Stamford, Connecticut 06902 Brad Blum
Telephone No.:	[ ]
E-mail:	[ ]

with mandatory copy to:
K&L Gates LLP
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222

Attention:	Charles E. Harris, Esq.

(ii)          Address for notices or communications to Morgan Stanley:

To: Attention of: Telephone No.: E-mail:	MORGAN STANLEY BANK, N.A. 1 New York Plaza 41st Floor New York, NY 10004 Joel Carter [ ] [ ]

With copies to: Attention of: E-mail:	MORGAN STANLEY & CO. LLC 1585 Broadway New York, NY 10036 Anthony Cicia [ ]

In each case, with copies to the following:
[   ]

Any notice, demand or other communication to be provided by Morgan Stanley shall, following the death of Counterparty, the declaration of Counterparty as incompetent, the inability of Counterparty to act in a prudent, timely and effective manner or the appointment of a guardian, conservator or other legal representative for Counterparty, be sent by Morgan Stanley to the address for Counterparty as set forth above.  Any failure by Counterparty or any guardian, conservator, legal representative or similarly appointed person to receive any such notice, demand or communication shall in no way abrogate or otherwise affect the occurrence of an Event of Default or any other matter as set forth in such notice, demand or communication.

(o)	Account for payments to Morgan Stanley: To be provided.

(p)
Amendment and Waiver: Any provision of this Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, and in the case of an amendment, by Counterparty and Morgan Stanley or, in the case of a waiver, by the party against whom the waiver is to be effective.

(q)
Counterparts: This Confirmation (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by electronic mail), each of which will be deemed an original.

(r)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Section 3(t) of this Confirmation (Payer Tax

Representation) and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”).  For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(s)
QFC Stay Terms.  The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term)  as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request),  the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Morgan Stanley shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

For the purpose of the foregoing, “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(t)	Payer Tax Representation. For the purpose of Section 3(e) of the Agreement, Morgan Stanley and Counterparty makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(u)	Payee Tax Representations

(i)	For purposes of Section 3(f) of the Agreement, Morgan Stanley makes the following representation:

(A)
It is a corporation for U.S. federal income tax purposes and a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(ii)	For purposes of 3(f) of the Agreement, Counterparty makes the following representation:

(A)	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(v)	Agreement to deliver documents.

(i)
For the purpose of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Counterparty agrees to deliver a properly completed U.S. Internal Revenue Service Form W-9 (or any successor of such Form) and any required attachments thereto (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Morgan Stanley, and (iii) promptly upon learning that the information on any such previously delivered form has become invalid, inaccurate or incorrect.

(ii)
For the purpose of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Morgan Stanley agrees to deliver a properly completed U.S. Internal Revenue Service Form W-9 (or any successor of such Form) and any required attachments thereto (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Counterparty, and (iii) promptly upon learning that the information on any such previously delivered form has become invalid, inaccurate or incorrect.

(w)
HIRE Act Protocols.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(x)
Amendment to Section 3(a).  With respect to Counterparty, Section 3(a)(v) of the Agreement is hereby amended by inserting the words “against Counterparty and Counterparty’s heirs, distributees, executors, administrators, guardians and conservators,” between the word “enforceable” and the words “in accordance with their respective terms” therein.

(y)
Morgan Stanley Affiliates.  Counterparty acknowledges and agrees that it may not use any amounts received in connection with this Transaction to purchase any securities (a) issued by an affiliate (as defined under Regulation W) of Morgan Stanley (a “Regulation W Affiliate”), (b) in respect of which, and during any period that, any Regulation W Affiliate has acted as an underwriter, (c) sold by any Regulation W Affiliate acting as a principal, or (d) that would otherwise result in Morgan Stanley having to incur a capital charge under Regulation W or being in violation of Regulation W.  If Counterparty makes a purchase in violation of the preceding sentence, Morgan Stanley or Morgan Stanley Wealth Management may cancel or rescind such purchase at the sole cost of Counterparty, without any prior notice to Counterparty.  Counterparty further acknowledges and agrees that it may not use any amounts received in connection with this Transaction for the benefit of, or to transfer such amounts to, a Regulation W Affiliate, without the prior written consent of Morgan Stanley.

[Signature pages follow]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

[Signature Page to Confirmation]

Confirmed as of the date first above written:

VINCENT K. MCMAHON
_______________________________

[Signature Page to Confirmation]

Annex A

For each Component of the Transaction, the Number of Shares and Scheduled Valuation Date are set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1.	[ ]	[ ]
2.	[ ]	[ ]
3.	[ ]	[ ]
4.	[ ]	[ ]
5.	[ ]	[ ]
6.	[ ]	[ ]
7.	[ ]	[ ]
8.	[ ]	[ ]
9.	[ ]	[ ]
10.	[ ]	[ ]
…	…	…

A-1

Annex B

Pledge and Security Annex

1.          Definitions.
As used herein, the following words and phrases shall have the following meanings:

“Collateral Event of Default” means the occurrence of either of the following: (A) failure of the Collateral Shares to include a number of Shares and Class B Shares (or security entitlements with respect thereto) at least equal to the Aggregate Number of Shares or (B) failure at any time of the Security Interests created hereunder to constitute valid and perfected security interests in all of the Collateral (other than Collateral that has been properly released pursuant to the terms hereof), subject to no prior, equal or junior Security Interest, and, with respect to any Collateral consisting of securities (as defined in Section 8-102 of the UCC) or security entitlements, as to which Morgan Stanley has Control, or, in each case, assertion of such by Counterparty in writing;

“Control” means “control” as defined in Section 8-106 or Section 9-106 of the UCC, as applicable;

“Control Agreement” means an agreement in form and substance acceptable to Morgan Stanley that establishes Morgan Stanley’s “control” (as defined in Sections 8-106 or 9-106 of the UCC) over the Collateral Account;

“Relevant Collateral Event” means (i) any Event of Default with respect to Counterparty, (ii) any Potential Event of Default with respect to Counterparty related to an event described in Sections 5(a)(i), Section 5(a)(iii) or 5(a)(vii) of the Agreement, (iii) any Collateral Event of Default, or (iv) any failure by Counterparty to meet any of Counterparty’s obligations under Sections 3 or 4(a) hereof;

“Secured Obligations” means all of the payment and performance obligations of Counterparty contained in the Confirmation, this Security Annex and in the Agreement, and including the expenses of the exercise by Morgan Stanley or any affiliate of Morgan Stanley of the remedies of Morgan Stanley under the Confirmation, this Security Annex or the Agreement, and reasonable attorney’s fees and legal expenses incurred by Morgan Stanley in connection with such exercise;

“security entitlement” has the meaning provided in Section 8-102 of the UCC; and

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

2.          The Security Interests.
In order to secure the full and punctual observance and performance of the Secured Obligations:

(a)       Counterparty hereby assigns and pledges to Morgan Stanley, and grants to Morgan Stanley, security interests in and to, and a lien upon and right of set-off against, and transfers to Morgan Stanley, as and by way of a security interest having priority over all other security interests, with power of sale, all of Counterparty’s right, title and interest in and to the following property, whether now owned by the Counterparty or hereafter acquired and whether now existing or hereafter coming into existence:

(i)          the Class B Shares delivered to Morgan Stanley pursuant to Section 3 of this Security Annex, and any certificates representing such Class B Shares and security entitlements in respect thereof;

(ii)          any Shares converted from Class B Shares pursuant to “Settlement Method Election” in the Confirmation or otherwise converted from the Class B Shares described in clause (i) (together with the Class B shares described in clause (i), the “Collateral Shares”);

(iii)          the Collateral Account and any cash, securities, or other property held therein or credited thereto, including security entitlements, as defined in Section 8-102(a)(17) of the UCC, with respect to the foregoing;

(iv)          all books and records relating to any assets described in this Section 2 and all supporting obligations, accessions to, substitutions and replacements for, and profits and products related to such assets, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Counterparty from time to time with respect to any such assets; and

(v)          all income, proceeds and collections received or to be received, or derived or to be derived, at the time that the Collateral Shares were delivered to Morgan Stanley or any time thereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Counterparty, with respect to Counterparty) from or in connection with the Collateral Shares (clauses (i) through (iv), collectively, the “Collateral”).

3.          Delivery of Collateral
On or before the Trade Date, Counterparty shall:
(a)         cause a number of Class B Shares at least equal to the Aggregate Number of Shares to be issued as “certificated securities” as defined under Section 8-102 of the UCC in the name of Counterparty;

(b)         deliver such Class B Shares to Morgan Stanley or its designee acting as its agent or custodian, together with blank endorsements in the form of Exhibit II hereto and cause the same to be credited to the Collateral Account;

(c)          deliver a copy of the Control Agreement, duly executed by the parties thereto;

(d)          deliver a copy of an agreement among Issuer, Morgan Stanley and Counterparty in form and substance reasonably satisfactory to Morgan Stanley, duly executed by the parties thereto, together with an instruction letter executed by the Issuer in blank, instructing the transfer agent to deliver Shares corresponding to converted Class B Shares to The Depository Trust Company for credit to the Custodian under the Collateral Account; and

(e)          cause to be filed an appropriate UCC-1 financing statement in the appropriate filing office in accordance with the Uniform Commercial Code as in effect in any relevant jurisdiction.

4.          Certain Covenants of Counterparty.
Counterparty agrees that, so long as Counterparty’s Secured Obligations remain outstanding:

(a)          Counterparty shall ensure at all times that a Collateral Event of Default shall not occur.

(b)        Counterparty shall, at its own expense and in such manner and form as Morgan Stanley may reasonably require, give, execute, deliver, file, register the security interest and/or charge created hereunder with any appropriate filing office and record any financing statement, notice, instrument, document, agreement or other papers that may be reasonably necessary or desirable in order to (A) create, preserve, perfect or substantiate the Security Interest granted to Morgan Stanley pursuant to this Security Annex, (B) create or maintain the Control of Morgan Stanley with respect to any such Security Interest in any Collateral constituting investment property (as defined in Section 9-102(a) of the UCC), or (C) enable Morgan Stanley to exercise and enforce its rights hereunder with respect to such Security Interest.

(c)         Counterparty shall warrant and defend Counterparty’s title to the Collateral, subject to the rights of Morgan Stanley, against the claims and demands of all individuals or entities.

5.          Administration of the Collateral.
(a)      Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral pursuant to this Security Annex by Counterparty shall be effected (A) in the case of Collateral consisting of certificated securities registered in the name of Counterparty, by delivery of certificates representing such securities to Morgan Stanley, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance reasonably satisfactory to Morgan Stanley, and the crediting by Morgan Stanley of such securities to the Collateral Account or (B) in the case of Collateral consisting of uncertificated securities registered in the name of Counterparty, by transmission by Counterparty of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of Morgan Stanley or its nominee, accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by Morgan Stanley of such securities to the Collateral Account.  Any delivery of cash as Collateral pursuant to this Security Annex by Counterparty shall be effected by wire transfer of immediately available funds to the Collateral Account.

(b)      If on any day a Cash Dividend is paid to holders of Shares, Morgan Stanley determines, using good faith and commercially reasonable judgment, that no Relevant Collateral Event has occurred and is continuing, then immediately following satisfaction of Counterparty’s obligations under the “Obligations in Respect of Cash Dividends” provision of the Confirmation in respect of a Cash Dividend, (i) any remaining USD in the Collateral Account as a result of such Cash Dividend shall be automatically fully released and discharged from the Security Interests created hereunder, and Morgan Stanley shall promptly pay over such remaining USD out of the Collateral Account to Counterparty free and clear of such Security Interests created hereunder, and (ii) any Ordinary Cash Dividends shall be automatically fully released and discharged from the Security Interests created hereunder.  If Morgan Stanley determines, using good faith and commercially reasonable judgment, that a Relevant Collateral Event has occurred and is continuing, Morgan Stanley may instruct the Issuer to pay all cash dividends or other cash distributions with respect to the Collateral to the Collateral Account.

(c)      Counterparty agrees that Counterparty shall forthwith upon demand pay to Morgan Stanley:

(i)   the amount of any taxes (other than taxes of the type Counterparty is not required to pay under Section 5(d) of this Security Annex) that Morgan Stanley may have been required to pay by reason of the Security Interests created hereunder or to free any of the Collateral from any other Security Interest thereon; and

(ii)  the amount of any and all third-party expenses, including the reasonable fees and disbursements of counsel, incurred by Morgan Stanley in connection with (1) the maintenance of the Security Interests granted by Counterparty pursuant to this Security Annex, including such expenses as are incurred to preserve the validity, perfection or rank of the Security Interests, (2) the collection, sale or other disposition of any of the Collateral upon enforcement of the Security Interest or (3) the exercise by Morgan Stanley of any of the rights conferred upon it with respect to the Security Interests under this Security Annex.

Any such amount not paid on demand shall be treated as an Unpaid Amount for purposes of Section 9(h)(ii) of the Agreement whether or not an Early Termination Date shall have occurred or been designated; provided that interest on such Unpaid Amount shall accrue at the Default Rate until such Unpaid Amount, including interest thereon, shall have been paid.
(d)      Counterparty shall promptly pay when due all taxes, assessments or charges or similar obligations that are imposed with respect to the Collateral, or income or distributions in respect of the Collateral, and any such taxes, assessments or charges shall not be an “Indemnifiable Tax” for purposes of

Section 14 of the Agreement.  Accordingly, for the avoidance of doubt, any proceeds or other amounts paid or credited to Counterparty in respect of the Collateral, or income or distributions thereon, shall be determined net of any and all present or future taxes, assessments or charges described in the preceding sentence (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority.

6.          Income and Voting Rights in Collateral.
(a)      Subject to Section 5(b), all proceeds of the Collateral shall be received by Morgan Stanley and retained in the Collateral Account (such proceeds, “Retained Proceeds”), and Counterparty shall take all such action as Morgan Stanley shall deem necessary or appropriate to give effect to such arrangement.  Subject to Section 5(b), all such Retained Proceeds that are received by Counterparty shall be received in trust for the benefit of Morgan Stanley and, if Morgan Stanley so directs, shall be segregated from other funds of Counterparty and shall, forthwith upon demand by Morgan Stanley, be delivered over to Morgan Stanley for credit to the Collateral Account in the same form as received (with any necessary endorsement).

(b)      Unless an Event of Default with respect to Counterparty shall have occurred and be continuing, a Collateral Event of Default shall have occurred and be continuing or any Early Termination Date shall have occurred or been designated, Counterparty shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral.

(c)      If an Event of Default with respect to Counterparty shall have occurred and be continuing, a Collateral Event of Default shall have occurred and be continuing or any Early Termination Date shall have occurred or been designated, Morgan Stanley shall have the right, to the extent permitted by law, and Counterparty shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if Morgan Stanley were the absolute and sole owner thereof.

7.          Remedies.
(a)      If any Event of Default with respect to Counterparty shall have occurred and be continuing, a Collateral Event of Default or Counterparty Payment Event shall have occurred and be continuing or any Early Termination Date shall have occurred or been designated, then, Morgan Stanley may, to the fullest extent permitted by applicable law, exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, may deliver or cause to be delivered to itself in whole or partial, as the case may be, satisfaction of Counterparty’s obligations to deliver Shares, a number of Collateral Shares, not to exceed the number of Shares required to be delivered, whereupon Morgan Stanley shall hold such Shares absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Counterparty that may be waived or any other right or claim of Counterparty, and Counterparty, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Counterparty has or may have under any law now existing or hereafter adopted or may set-off any amounts payable by Counterparty with respect to any Secured Obligations against any Collateral or the cash equivalent of any Collateral (or any obligation of Morgan Stanley to return Collateral to Counterparty or the Collateral Account).  Counterparty covenants and agrees that Counterparty will execute and deliver such documents and take such other action as Morgan Stanley deems necessary or advisable in order that any sale of Collateral may be made in compliance with law, provided, however, that in no event shall Counterparty be required to take any action or deliver any document to permit or facilitate any sale of Collateral by or on behalf of Morgan Stanley to be effected pursuant to registration under the Securities Act.

(b)      Counterparty hereby irrevocably appoints Morgan Stanley as Counterparty’s true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Counterparty, Morgan Stanley or otherwise, for the sole use and benefit of Morgan Stanley, but at the expense of Counterparty, to the extent permitted by law, to exercise, at any time and from time to time while a Counterparty Payment Event has occurred and is continuing, Event of Default with respect to

Counterparty has occurred and is continuing, Collateral Event of Default has occurred and is continuing or following the occurrence or designation of an Early Termination Date, all or any of the following powers with respect to all or any of the Collateral:

(i)      to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(ii)      to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(iii)   to sell, convert, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Morgan Stanley were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in;  and

(iv)    to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that Morgan Stanley shall give Counterparty not less than three Scheduled Trading Days’ prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market, including the Class B Shares and the Shares. Morgan Stanley and Counterparty agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611(b) of the UCC.
(c)      In connection with Morgan Stanley’s exercise of its remedies under this Security Annex, all or any part of the Collateral (including any proceeds of the realization thereof) shall be applied to the payment of the Secured Obligations in such order as Morgan Stanley shall determine in its commercially reasonable judgment.

8.          Termination of Security Interest.  Upon the occurrence of the date when no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations (other than contingent obligations with respect to which no claim has been made) (such date, the “Termination Date”), any Collateral then remaining shall be fully released and discharged from the Security Interests hereunder and delivered to Counterparty by Morgan Stanley, all at the request and expense of Counterparty.  Morgan Stanley agrees to cooperate with such release and make any filings, execute such documents and take such other actions, including redelivery of Collateral, upon the reasonable request and at the expense of Counterparty.
9.          Additional Representations and Warranties Regarding Collateral.
Counterparty hereby represents and warrants to Morgan Stanley as of the Trade Date that:
(a)      Upon the delivery of the Collateral in accordance with Section 3 and Section 5(a) of this Security Annex, Morgan Stanley will have a valid and perfected security interest in such Collateral, and the proceeds thereof, as security for the payment and performance of the Secured Obligations, subject to no prior Security Interest.  No person or entity other than Morgan Stanley has Control or possession of all or any part of the Collateral.

(b)      The information provided on Exhibit I hereto is true and complete.

10.          Choice of Law.  The law in force in the State of New York shall govern all issues specified in the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, July 5, 2006, S. Treaty Doc. No. 112-6, 46 I.L.M. 649 (The “Hague Securities Convention”) Article 2(1).  The parties agree that the foregoing sentence amends any account agreement (within the meaning of the Hague Securities Convention) that may govern the Collateral Account and such amendment is applicable only with respect to the Collateral Account.

Exhibit I

Counterparty Identifying Information
Counterparty’s Legal Name: [   ]
Counterparty’s Name (as it appears on Counterparty’s driver’s license): [   ]
Issuing State of Counterparty’s driver’s license: [   ]
Expiration Date of Counterparty’s driver’s license: [   ]

Residences of Counterparty
Address of Counterparty’s Permanent Residence
[   ]
Address of Other Residences of Counterparty in the United States
[   ]

Exhibit II
STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto ___________________________ shares of the Class A common stock (which, immediately before or by virtue of this conveyance were converted from Class B common stock) of World Wrestling Entertainment, Inc. standing in the name of the undersigned on the books of said Company.

The undersigned does hereby irrevocably constitute and appoint American Transfer and Trust Company as Attorney to transfer the said stock on the books of said Company, with full power of substitution in the premises.

Dated:
Vincent K. McMahon